Exhibit 10.14
SIFCO INDUSTRIES, INC.
SEPARATION PAY AGREEMENT
     THIS AGREEMENT is made between SIFCO Industries, Inc. (the “Company”), and Frank A. Cappello (the “Executive”), as of this 16th day of December, 2005 (the “Effective Date”).
     WHEREAS, the Company and the Executive have entered into two Change in Control Agreements, one of which is dated September 28, 2000, and the other which is dated November 9, 2000; and
     WHEREAS, both the Board of Directors of the Company (the “Board”) and the Executive desire to replace the Change in Control Agreement dated November 9, 2000, with a Separation Pay Agreement; and
     WHEREAS, the Board has determined that it is appropriate to provide the Executive with separation pay and certain welfare benefits in the event that the Executive’s employment with the Company is terminated for reasons other than for Cause;
     NOW, THEREFORE, in consideration of the promises and agreements contained herein and other good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree, as follows:
     1. Cancellation of the November 9, 2000 Agreement. As of the Effective Date, the Executive and the Company agree that the Change in Control Agreement dated November 9, 2000, shall no longer be in effect and that the Executive shall not be entitled to any benefits thereunder in the future. Both parties agree, however, that the Change in Control Agreement dated September 28, 2000, shall remain in effect.
     2. Definitions. Whenever used herein, the following terms shall have the meanings set forth below:
          (a) The term “Beneficiary” shall mean the person or entity designated by the Executive (on Exhibit B attached hereto) to receive any benefits to which he becomes eligible pursuant to Paragraph 3 hereunder prior to his death. The Executive may change his designation of Beneficiary by filing a revised Exhibit B with the Company prior to his death, and any such subsequent designation shall be controlling in all events.
          (b) The term “Cause” shall mean any of the following:
i.	the Executive’s engagement in unlawful acts intended to result in substantial personal enrichment to the Executive at the Company’s expense;

ii.	the Executive’s engagement in a material breach of his or her responsibilities to the Company that results in a material injury to the Company other than any such breach resulting from the Executive’s Disability; or

iii.	an act or acts by the Executive that have been found in an applicable court to constitute a felony.
          (c) The term “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.
          (d) The term “Disability” shall mean a disability within the meaning of Section 409A of the Code.
          (e) The term “Retirement” shall mean the retirement of the Executive under a tax-qualified retirement plan of the Company.
          (f) The terms “termination of employment,” “termination of the Executive’s employment,” and any such similar phrase shall mean only a termination of employment that qualifies as a separation from service, as defined in Section 409A of the Code.
     3. Separation Pay and Welfare Benefits. In the event of the Executive’s involuntary termination of employment with the Company for reasons other than Cause, the Company shall pay the Executive the separation pay and provide the welfare benefits described in Exhibit A attached hereto and in the form and manner set forth in said Exhibit A.
     4. Death. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment is terminated by reason of the Executive’s death, this Agreement shall terminate without further obligations to the Executive, the Executive’s legal representative, or Beneficiary.
     5. Disability. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment is terminated by reason of the Executive’s Disability, this Agreement shall terminate without further obligations to the Executive, the Executive’s legal representative, or Beneficiary.
     6. Retirement. Notwithstanding any provision of this Agreement to the contrary, if the Executive’s employment is terminated by reason of the Executive’s Retirement from the Company, this Agreement shall terminate without further obligations to the Executive or the Executive’s legal representative.
     7. No Tax Payments, Reimbursements, or Gross Ups. Notwithstanding anything to the contrary in this Agreement, the Company shall not reimburse, pay, or otherwise gross up the Executive for any taxes, penalties, or interest imposed by Sections 409A and/or 4999 of the Code. If any portion of the compensation under this Agreement or under any other agreement or arrangement with, or plan of, the Company (in the aggregate “Total Payments”) would constitute an “excess parachute payment” under Section 280G of the Code, then the Total Payments, including payments under this Agreement, shall be reduced to the maximum amount payable to the Executive that shall not result in the imposition of a tax under Section 4999 of the Code; provided that such reduction(s) will provide a more favorable after-tax result for the Executive with respect to the tax imposed by Section 4999 of the Code. The calculation of such potential tax liability, as well as the method in which any compensation reduction is applied, shall be conducted and determined by the Company’s independent accountants, whose determinations shall be binding on all parties.
     8. Successors. (a) This Agreement is personal to the Executive and shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. Subject to Sections 4, 5, and 6 hereof, this Agreement shall inure to the benefit of and be enforceable by the Executive’s legal representative or Beneficiary, as applicable.
          (b) This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.
          (c) The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.
     9. Miscellaneous. (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.
          (b) All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive:	Frank A. Cappello
34230 Rosewood Trail
Willoughby Hills, OH 44094

If to the Company:	SIFCO Industries, Inc.
970 East 64th Street
Cleveland, Ohio 44103
Attention: Jeffrey P. Gotschall
or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communication shall be effective when actually received by the addressee.
          (c) The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

          (d) This Agreement is merely a separation pay agreement and is not intended to be covered by Section 409a of the Code. Therefore, this Agreement shall be construed in accordance with such intent, to the extent permitted by law.
          (e) The Company may withhold from any amounts payable under this Agreement such federal, state, local and/or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
          (f) The Executive’s or the Company’s failure to insist upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.
     IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the date first written above.

SIFCO INDUSTRIES, INC.		EXECUTIVE

By:	/s/ Jeffrey P. Gotschall	/s/ Frank A. Cappello

	Jeffrey P. Gotschall	Frank A. Cappello
President and CEO

EXHIBIT A
TO
SEPARATION PAY AGREEMENT
     1. Amount of Separation Pay. In the event the Executive becomes eligible for separation pay under Section 3 of the Agreement, the Company shall pay to the Executive, or, if applicable, to the Executive’s legal representative or Beneficiary, an amount equal to one and one-half (1.5) times the Executive’s annual base salary and the average of his cash bonus for each of the most recent three fiscal years prior to his termination, less applicable withholdings and taxes, provided that calculation of such amount shall be subject to the provisions of Section 7 of the Agreement. Except as provided below, the payment of such separation pay under the Agreement shall be made in cash to the Executive in a lump sum no later than 60 days following his date of termination.
     Notwithstanding any other provision of the Agreement to the contrary, in the event that the separation pay payable to the Executive under Section 3 of the Agreement exceeds two times the lesser of: (i) the Executive’s annual compensation (as defined for purposes of Section 409A of the Code) for the calendar year preceding the calendar year in which the Executive’s termination of employment occurs, or (ii) the maximum amount of compensation that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which the Executive’s termination of employment occurs, payment of the Executive’s separation pay under the Agreement shall be made in a lump sum six months after the date on which the Executive’s termination of employment occurs.
     2. Welfare Benefits. In the event the Executive becomes eligible for welfare benefits under Section 3 of the Agreement, the Company shall provide the Executive and/or the Executive’s family with welfare benefits for the 18-month period following the Executive’s date of termination that are, at least equal, in the aggregate, to those welfare benefits which would have been provided to them in accordance with the Company’s welfare benefit plans, programs, practices and policies, if the Executive’s employment had not been terminated or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies and their families; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive welfare benefits under another employer-provided plan, the Company shall discontinue such otherwise provided benefits as of such eligibility date. Furthermore, the Company shall pay for out placement services for Executive.

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